Exhibit 5

Law Offices

JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                    Telephone:   305.892.1122
Miami, Florida 33181                               Facsimile:   305.892.0822

September 24, 2001

Call Now, Inc.
10802 Gulfdale
Suite 222
San Antonio, TX 78216

Gentlemen:

We have acted as special counsel to Call Now, Inc., a Nevada corporation (the
"Corporation"), in connection with the offering of 250,000 shares of Common
Stock pursuant to a stock compensation grant.  The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

We have acted as special counsel to the Corporation in connection with the preparation of the above-referenced Registration Statement.

Please be advised that we are of the opinion that the Corporation's Common
Stock has been duly authorized by the corporation and, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        s/ Joel Bernstein, Esq., P.A.
JB/jm                                      Joel Bernstein, Esq., P.A.